As filed with the Securities and Exchange Commission on March 27, 2001,
                           Registration No. 333-43908

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                 POST EFFECTIVE
                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                              ---------------------

                               The AES Corporation

             (Exact name of registrant as specified in its charter)


     DELAWARE                         4991                        54-1163725
(State or other               (Primary Standard               (I.R.S. Employer
jurisdiction of            Industrial Classification         Identification No.)
incorporation                     Code Number)
or organization)
                              ---------------------

                             1001 NORTH 19TH STREET
                            ARLINGTON, VIRGINIA 22209
                                 (703) 522-1315
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              ---------------------
                                 BARRY J. SHARP
                SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                               THE AES CORPORATION
                             1001 NORTH 19TH STREET
                            ARLINGTON, VIRGINIA 22209
                                 (703) 522-1315
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ---------------------

                                   COPIES TO:

        RONALD C. BARUSCH, ESQ.                            RICHARD HALL, ESQ.
         PANKAJ K. SINHA, ESQ.                          CRAVATH, SWAINE & MOORE
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                   825 EIGHTH AVENUE
      1440 NEW YORK AVENUE, N.W.                        NEW YORK, NEW YORK 10019
        WASHINGTON, D.C. 20005
           (202) 371-7000

                              ---------------------

          APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement and after all other conditions under the share exchange agreement are satisfied or waived.

          If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ Registration No. 333-43908
================================================================================

                                EXPLANATORY NOTE


          This Post-Effective Amendment No. 2 (the "Amendment") to the Registration Statement on Form S-4 (File No. 333-43908) of The AES Corporation (the "Registration Statement") is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, for the sole purpose of filing two additional exhibits to the Registration Statement and, accordingly, shall become effective immediately upon filing with the Securities and Exchange Commission (the "Commission"). After giving effect to this Amendment, the Registration Statement consists of the Registration Statement as filed with the Commission at the time it became effective on September 7, 2000, as supplemented by the Post-Effective Amendment No.1, filed September 14, 2000, as further supplemented by this Amendment.

               ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT
NUMBER         DESCRIPTION
-------        -----------

2.1 Agreement and Plan of Share Exchange dated as of July 15, 2000, between The AES Corporation and IPALCO Enterprises, Inc. (included as Annex A to the proxy statement/prospectus).

2.2 Opinion of UBS Warburg LLC (included as Annex B to the proxy statement/prospectus).

3.1 Sixth Amended and Restated Certificate of Incorporation of The AES Corporation (incorporated by reference to Exhibit 3.1 to The AES Corporation Quarterly Report on Form 10-Q filed May 15,
               2000).

3.2 The AES Corporation By-laws, as amended (incorporated by reference to Exhibit 3.2 to The AES Corporation Quarterly Report on Form 10-Q filed August 14, 1998).

5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities.

8.1* Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.

8.2*           Opinion of Cravath, Swaine & Moore regarding tax matters.

23.1           Consent of Skadden, Arps, Slate, Meagher & Flom LLP (set forth in
               Exhibit 5.1).

23.2           Consent of Skadden, Arps, Slate, Meagher & Flom LLP (set forth in
               Exhibit 8.1).

23.3           Consent of Cravath, Swaine & Moore (set forth in Exhibit 8.2).

23.4           Consent of Deloitte & Touche LLP (AES).

23.5           Consent of Deloitte & Touche LLP (IPALCO).

23.6           Consent of UBS Warburg LLC.

24.1           Powers of Attorney.

99.1           Form of IPALCO Enterprises, Inc. Proxy.

---------------

*    Filed herewith

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, Virginia, on the 27th day of March, 2001.


                                        THE AES CORPORATION



                                         By: /s/ William R. Luraschi
                                             -----------------------------------
                                             William R. Luraschi
                                             Vice President and Secretary

          Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                        TITLE                           DATE
     ---------                        -----                           ----


*/s/ Roger W. Sant                 Chairman of the Board          March 27, 2001
-----------------------------
Roger W. Sant


*/s/ Dennis W. Bakke               President, Chief Executive     March 27, 2001
-----------------------------        Officer (principal
Dennis W. Bakke                      executive officer and
                                     Director


*/s/ Alice F. Emerson              Director                       March 27, 2001
-----------------------------
Dr. Alice F. Emerson


*/s/ Robert F. Hemphill, Jr.       Director                       March 27, 2001
-----------------------------
Robert F. Hemphill, Jr.


*/s/ Frank Jungers                 Director                       March 27, 2001
-----------------------------
Frank Jungers


*/s/ Hazel R. O'Leary              Director                       March 27, 2001
-----------------------------
Hazel R. O'Leary


*/s/ Thomas I. Unterberg           Director                       March 27, 2001
-----------------------------
Thomas I. Unterberg


*/s/ Robert H. Waterman, Jr.       Director                       March 27, 2001
-----------------------------
Robert H. Waterman, Jr.

*/s/ Barry J. Sharp                Senior Vice President and      March 27, 2001
-----------------------------        Chief Financial Officer
Barry J. Sharp                       (principal financial and
                                     accounting officer)


*By:/s/ William R. Luraschi
-----------------------------
William R. Luraschi
Attorney-in-fact

                                  EXHIBIT INDEX


EXHIBIT
NUMBER         DESCRIPTION
------         -----------

2.1 Agreement and Plan of Share Exchange dated as of July 15, 2000, between The AES Corporation and IPALCO Enterprises, Inc. (included as Annex A to the proxy statement/prospectus).

2.2 Opinion of UBS Warburg LLC (included as Annex B to the proxy statement/prospectus).

3.1 Sixth Amended and Restated Certificate of Incorporation of The AES Corporation (incorporated by reference to Exhibit 3.1 to The AES Corporation Quarterly Report on Form 10-Q filed May 15,
               2000).

3.2 The AES Corporation By-laws, as amended (incorporated by reference to Exhibit 3.2 to The AES Corporation Quarterly Report on Form 10-Q filed August 14, 1998).

5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities.

8.1* Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.

8.2*           Opinion of Cravath, Swaine & Moore regarding tax matters.

23.1           Consent of Skadden, Arps, Slate, Meagher & Flom LLP (set forth in
               Exhibit 5.1).

23.2           Consent of Skadden, Arps, Slate, Meagher & Flom LLP (set forth in
               Exhibit 8.1).

23.3           Consent of Cravath, Swaine & Moore (set forth in Exhibit 8.2).

23.4           Consent of Deloitte & Touche LLP (AES).

23.5           Consent of Deloitte & Touche LLP (IPALCO).

23.6           Consent of UBS Warburg LLC.

24.1           Powers of Attorney.

99.1           Form of IPALCO Enterprises, Inc. Proxy.



--------------

*    Filed herewith